SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                            ___________________

                                 Form 8-K


                              CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): 1-31-00



                     AMERON INTERNATIONAL CORPORATION
          (Exact name of registrant as specified in its charter)



         Delaware                   1-9102             77-0100596
(State or other jurisdiction    (Commission          (IRS Employer
 of Incorporation)               File Number)      Identification No.)



       245 South Los Robles Ave., Pasadena, California     91101
            (Address of principal executive offices)     (Zip Code)


            Registrant's telephone number, including area code:
                             (626) 683-4000





Item 5.Other Events

The attached announcements were released to the news media on January 31, and February 17, 2000, respectively.























                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              AMERON INTERNATIONAL CORPORATION



Date: February 17, 2000       By: ----------------------------
                                  Javier Solis
                                  Senior Vice President and Secretary









                                                  N E W S   R E L E A S E

                                                         January 31, 2000

Contacts:
James S. Marlen, Chairman, President and Chief Executive Officer
Gary Wagner, Senior Vice President, Chief Financial Officer
Telephone:   626-683-4000


          AMERON INTERNATIONAL REPORTS RECORD EARNINGS FOR 1999


     PASADENA, Calif. Ameron International Corporation (NYSE: AMN) today reported record earnings per diluted share for the fiscal year ended November 30, 1999 of $5.54 on sales of $545.1 million, compared to earnings of $5.08 per share and sales of $552.1 million in 1998. Fiscal 1999 earnings, excluding gains from sales of assets, totaled $5.33 per share, compared to $4.25 per share from operations in 1998, an improvement of over 25%.

     James Marlen, Ameron's Chairman, President and Chief Executive Officer, stated, "1999 was the best year in the Company's history. With the strong operating performance of 1999, Ameron has achieved an earnings growth rate of 20% per year over the past seven years."

     Fourth-quarter earnings totaled $1.62 per share in 1999 and $1.58 per share in 1998, excluding asset sales and other nonrecurring charges. Reported earnings in the fourth quarter of 1999 totaled $1.80 per share on sales of $133.9 million, compared to $2.71 per share and sales of $156.9 in the fourth quarter of 1998. Ameron recognized an after-tax gain on the sale of idle property of $.18 per share during the fourth quarter of 1999. During the fourth quarter of 1998, $1.13 per share, net of taxes, was recognized relating to nonrecurring charges and gains from sales of assets.

     The full-year results reflected the higher demand experienced by the Concrete & Steel Pipe business, improved sales and efficiencies in the Construction & Allied Products segment, and continued strong performances by the Company's joint-venture companies. The Fiberglass-Composite Pipe segment had lower sales and profitability as a result of the lower oil, gas and commodity prices that caused the worldwide markets served by Ameron to curtail capital investment and maintenance programs. Coatings was also affected by these difficult market conditions.

     James Marlen stated, "Despite softness in some key market segments, we were able to achieve record earnings for 1999. We are optimistic about Ameron's long-term growth potential and expect an overall improvement from operations in 2000. However, this improvement is not expected until the second half of 2000; and the first half of 2000 is expected to be slower than in 1999. The recent strong performance of the Concrete & Steel Pipe segment should moderate based on the timing of new orders; however, Construction & Allied Products should continue to experience steady growth. We expect the Coatings and Fiberglass-Composite Pipe segments to benefit from the recovery of their major markets as customers react to higher oil prices and increase capital and maintenance spending. Conditions remain favorable for our joint-venture companies, including TAMCO."

     Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the industrial, chemical, oil and construction markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of high-performance coatings; fiberglass-composite piping; concrete & steel pipe systems and specialized construction products. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia and Mexico.

     Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to Ameron's estimated or anticipated future results are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economics worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.



N E W S   R E L E A S E
                                                        February 17, 2000

Contacts:
James S. Marlen, Chairman, President and Chief Executive Officer
Gary Wagner, Senior Vice President, Chief Financial Officer
Telephone:   626-683-4000

          Ameron International Provides Details of 1999 Results and Questions and Answers by James S. Marlen, Ameron's Chairman


     PASADENA, Calif. Ameron International Corporation (NYSE: AMN) today provided the attached financial details for fiscal year ended November 30, 1999.

     Ameron had previously reported record 1999 results of $5.54 per diluted share on sales of $545.1 million, compared to earnings of $5.08 per share and sales of $552.1 million in 1998. Fiscal 1999 earnings, excluding gains from sales of assets, totaled $5.33 per share, compared to $4.25 per share from operations in 1998, an improvement of over 25%. Fourth-quarter earnings totaled $1.62 per share in 1999 and $1.58 per share in 1998, excluding asset sales and other nonrecurring charges.

     Also attached are questions and answers provided by James Marlen, Ameron's Chairman, President and Chief Executive Officer. The questions and answers provide insight to Ameron's outlook and strategies. The questions and answers can also be viewed on Ameron's web page at www.ameron.com.

     Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the industrial, chemical, oil and construction markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of high-performance coatings; fiberglass-composite piping; concrete & steel pipe systems and specialized construction products. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia and Mexico.

     Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to Ameron's estimated or anticipated future results are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economics worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.

                    Ameron International Corporation
                    Consolidated Statements of Income
                    Fourth Quarter Ended November 30,
             (In thousands except share and per share data)
                             (Unaudited)

                                                     1999           1998
                                                  ---------       ---------
Sales                                             $ 133,919       $ 156,939
Cost of Sales                                      ( 99,464)       (116,397)
                                                   ---------       ---------
Gross Profit                                         34,455          40,542

Selling, General and Administrative Expense        ( 27,162)       ( 30,228)
Asset Write-Downs and Other Charges                    -           ( 19,866)
Other Income, Net                                     4,860           3,572
Gain from Sale of Property,
   Plant and Equipment                                1,093           2,862
    Gain from Sale of Investment                       -             24,000
                                                    ---------       ---------
Income before Interest and Income Taxes              13,246          20,882

Interest, net                                      (  2,565)       (  3,931)
                                                    ---------       ---------
Income before Income Taxes                           10,681          16,951
Income Taxes                                       (  3,418)       (  5,933)
                                                    ---------       ---------
Net Income                                        $   7,263       $  11,018
                                                    =========       =========
Net Income Per Basic Share (Based on
  Weighted Average Shares Outstanding
  of 3,991,912 Shares in 1999 and
  4,016,852 Shares in 1998)                       $    1.82       $    2.74
                                                    =========       =========
Net Income Per Diluted Share (Based on
  Diluted Common Shares Outstanding
  of 4,042,537 Shares in 1999 and
  4,084,377 Shares in 1998)                       $    1.80       $    2.71
                                                   =========       =========
Cash Dividends Paid                               $     .32       $     .32
                                                   =========       =========

                    Ameron International Corporation
                    Consolidated Statements of Income
                    Twelve Months Ended November 30,
             (In thousands except share and per share data)

                                                 1999            1998
                                               ---------       ---------
Sales                                          $ 545,081       $ 552,146
Cost of Sales                                   (402,099)       (412,934)
                                               ---------       ---------
Gross Profit                                     142,982         139,212

Selling, General and Administrative Expenses    (113,165)       (109,345)
Asset Write-Downs and Other Charges                 -           ( 21,669)
Other Income, Net                                 14,653          11,943
Gain from Sale of Property,
   Plant and Equipment                             1,223           2,853
Gain from Sale of Investment                        -             24,000
                                                ---------      ---------
Income before Interest and Taxes                  45,693          46,994

Interest, net                                   ( 12,938)       ( 15,077)
                                                ---------      ---------
Income before Income Taxes                        32,755          31,917
Income Taxes                                    ( 10,482)       ( 11,171)
                                                ---------       ---------
Net Income                                     $  22,273       $  20,746
                                               =========       =========
Net Income Per Basic Share (Based on
  Weighted Average Shares Outstanding
  of 3,996,237 Shares in 1999 and
  4,016,852 Shares in 1998)                    $    5.57       $    5.17
                                                ========       =========
Net Income Per Diluted Share (Based on
  Diluted Common Shares Outstanding
  of 4,023,248 Shares in 1999 and
  4,084,377 Shares in 1998)                    $    5.54       $    5.08
                                               =========       =========
Cash Dividends Paid                            $    1.28       $    1.28
                                               =========       =========

                    Ameron International Corporation
                  Consolidated Statements of Cash Flows
                    Twelve Months Ended November 30,
                             (In thousands)
                                                 1999            1998
                                               ---------       ---------
Operating Activities
  Net Income                                   $  22,273       $  20,746
  Adjustments to Reconcile
    Net Income to Net Cash                        14,653           2,326
  Changes in Operating Assets
    and Liabilities                                8,140          15,570
                                                ---------       ---------
Cash Provided by Operations                       45,066          38,642

Investing Activities
  Proceeds from Sale of Assets                     3,487          31,395
  Additions to Property, Plant
    and Equipment                                (19,672)        (32,744)
  Acquisitions                                         -         (46,419)
  Other, Net                                         (96)              -
                                                 ---------       ---------
Cash Used by Investing Activities                (16,281)        (47,768)

Financing Activities
  Short and Long-Term Borrowings, Net            (27,729)         19,822
  Dividends on Common Stock                       (5,111)         (5,141)
  Issuance of Common Stock                             -             920
  Purchase of Treasury Stock                      (1,415)              -
                                                 ---------       ---------
Cash Provided (Used) by Financing Activities     (34,255)         15,601

Effect of Exchange Rate Changes on Cash          (   385)             53
                                                 ---------       ---------
Net Change in Cash                             $ ( 5,855)      $   6,528
                                                 =========       =========

                    Ameron International Corporation
                       Consolidated Balance Sheets
                             (In thousands)
                                                  As of November 30,
                                                 1999            1998
                                               ---------       ---------
ASSETS
Current Assets
  Cash and Equivalents                         $  10,521       $  16,376
  Receivables, Net                               118,900         136,380
  Inventories                                     95,488         106,654
  Other                                           17,745          14,280
                                               ---------       ---------
    Total Current Assets                         242,654         273,690
Investments and Advances -
  Affiliated Companies                            23,046          22,712
Property, Plant and Equipment, Net               149,597         157,918
Other Assets                                      43,670          45,899
                                                ---------       ---------
  Total Assets                                 $ 458,967       $ 500,219
                                                =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-Term Borrowings                        $   3,479       $   3,024
  Current Portion of Long-Term Debt               12,595          12,681
  Trade Payables                                  36,667          37,273
  Accrued Liabilities                             43,552          50,353
  Income Taxes Payable                            18,848          23,499
                                                ---------       ---------
    Total Current Liabilities                    115,141         126,830
Long-Term Debt, Less Current Portion             135,237         165,308
Other Long-Term Liabilities                       30,469          40,913
                                                ---------       ---------
  Total Liabilities                              280,847         333,051
Stockholders' Equity
  Common Stock                                    13,007          13,007
  Additional Paid-In Capital                      17,857          17,828
  Retained Earnings                              204,336         187,174
  Accumulated Other Comprehensive Loss           (12,886)        ( 8,062)
  Treasury Stock                                 (44,194)        (42,779)
                                                 ---------      ---------
    Total Stockholders' Equity                   178,120         167,168
                                                 ---------      ---------
  Total Liabilities and Stockholders' Equity   $ 458,967       $ 500,219
                                                 =========      =========






                     AMERON INTERNATIONAL CORPORATION

QUESTIONS AND ANSWERS  -  February 17, 2000
By:   James S. Marlen, Chairman, President and Chief Executive Officer

  1.Please describe Ameron.
    Ameron International Corporation is a multinational manufacturer of engineered products and specialty materials for the industrial, chemical, oil and construction markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of high-performance coatings; fiberglass-composite piping; concrete & steel pipe systems and specialized construction products. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia and Mexico.

    The Company is organized into four operating segments. Ameron maintains a small, specialized Research & Engineering center, which is located in California, and several regional product development groups.

    Through the Concrete & Steel Pipe segment, the Company serves the water transmission business as a world leader in pressure pipe technology and manufacturing. In addition to being the leading producer in the western U.S., Ameron also operates the largest concrete and steel pipe company in Colombia, South America and participates in joint ventures in Saudi Arabia.

    The Coatings segment produces specialty coatings based on epoxies, urethanes and acrylics designed to protect metal and general infrastructure against corrosion. Principal markets include marine vessels, offshore platforms, chemical plants and water treatment facilities. Ameron is a recognized innovator, utilizing an extensive worldwide manufacturing presence, distribution and licensing network. The Coatings segment operates manufacturing facilities in the U.S., Holland, U.K., Australia and New Zealand. Ameron also has an interest in companies in Mexico and Saudi Arabia.

    The Fiberglass-Composite Pipe segment produces composite pipe systems used in the production and transport of highly-corrosive fluids. The Company is the world's market and technology leader, offering a variety of highly-engineered pipe systems to meet customers' difficult requirements. With operations located in the U.S., Europe and Asia, and an investment in a joint venture with a presence in Saudi Arabia and Kuwait, the Company has a strong competitive advantage with global oil companies.

    The Construction & Allied Products segment operates an aggregates and ready-mix concrete business in Hawaii and a pole business throughout the U.S., as the leading producer of concrete poles. Both operations are recognized for quality and service.

    Principal joint ventures include a 50%-ownership in TAMCO, the largest steel rebar producer in California, and investments in Bondstrand Ltd. and Ameron Saudi Arabia Ltd. (ASAL), strategic joint ventures in Saudi Arabia. Bondstrand is a 40%-owned fiberglass-composite pipe manufacturer, and ASAL is a 30%-owned concrete pipe manufacturer.

    The Company employs approximately 3,100 employees worldwide, and its stock trades on the New York Stock Exchange under the symbol AMN.

  2.Who are Ameron's major competitors?

    Our competitors range from large, diversified multinational companies to smaller regional producers. In Coatings, most are major international companies like PPG, AKZO, ICI, Sherwin-Williams, and RPM. In Fiberglass-Composite Pipe, the competitors tend to be smaller and focused on certain niche markets. A.O. Smith, Star Fiberglass and Denali are U.S.-based, while FPI is a competitor in Europe and the Middle East. In Concrete & Steel Pipe, Northwest Pipe is our primary competitor. Valmont and Union Metal are Pole Products' primary competitors; and, in Hawaii, Hawaiian Cement is the major competitor.

  3.Explain Ameron's management structure and business planning.

    We operate with a very lean headquarters staff. We empower the operating units, but the understanding is clear: prompt communication on important matters and thorough financial reporting. We follow a schedule of operating and strategic reviews and financial evaluations. In terms of planning, operating managers have specific targets as part of a three-year planning cycle. Key managers have a significant portion of their total compensation tied to achievement of their own plan target and, to some extent, to that achieved by the corporation. Therefore, we rely on an incentivized, pay-for-performance system. As a matter of philosophy, we ensure sound process management, but we are intensely focused on results, not only for today, but also in the future.

  4.Ameron is often considered a Construction Products or Building
    Materials Company.  Is this an accurate description?

    I do not believe that Ameron can be accurately defined as a construction products or building materials company. That may have been a reasonable description ten years ago, but Ameron has shifted to specialty chemicals and materials. Fundamentally, Ameron is a technology-oriented company with a focused growth strategy targeted at the worldwide specialty coatings and fiberglass-composite materials markets. Our goal is to create value-added products for these worldwide growth markets. About 55% of sales relate to what I would call specialty material and composite products and 45% to highly-engineered products for the construction and building sectors.

  5.What were 1999 results?

    Ameron reported record earnings per diluted share for the fiscal year ended November 30, 1999 of $5.54 on sales of $545.1 million, compared to earnings of $5.08 per share and sales of $552.1 million in 1998. Fiscal 1999 earnings, excluding gains from sales of assets, totaled $5.33 per share, compared to $4.25 per share from operations in 1998, an improvement of over 25%.

    With 1999's strong performance, we achieved an earnings growth rate of 20% per year over the past seven years. In 1998, the Company incurred the only earnings interruption since 1992, although 1998 was still our second-best year ever. In the past seven years, the Company has more than tripled its earnings, from $1.53 to $5.33 per share.

    The full-year results reflected the higher demand experienced by the Concrete & Steel Pipe business, improved sales and efficiencies in the Construction & Allied Products segment, and continued strong performances by the Company's joint-venture companies. The Fiberglass-Composite Pipe segment had lower sales and profitability as a result of the lower oil, gas and commodity prices that caused the worldwide markets served by Ameron to curtail capital investment and maintenance programs. Coatings was also affected by these difficult market conditions.

  6.What was the consensus estimate for 1999?

    The final range for 1999 was $5.18 to $5.25 per share. The consensus at the beginning of the year was $4.60, so you can see the significant improvement in earnings that was achieved throughout 1999.

  7.What was the return on equity and capital for 1999?

    Our return on equity has improved significantly over the past years, increasing from 4% in 1992 to around 13% in 1999.

    The return on capital has increased from 5% in 1992 to slightly over 9%. Importantly, current returns exceed our cost of capital and demonstrate that Ameron is adding shareholder value.

  8.What is Ameron's leverage ratio and book capitalization?

    Debt to capital was about 46% at the end of 1999. At our peak borrowing level in 1998, leverage had increased to 60%. So over the past year, significant progress has been made in improving the Company's capital structure.

    Significant progress has been made in reducing the Company's leverage. Debt had been used to fund the Croda Coatings acquisition and working capital increases. We needed to reduce debt and also to focus on managing working capital more effectively to generate more cash. We divested Gifford-Hill-American, Inc., a non-strategic concrete pipe joint venture in Texas, and used the proceeds to lower debt. So, since the peak in 1998, debt has been reduced by $80 million, and working capital has been brought more in line with operating requirements. Working capital is down from its peak by $40 million.

    Ameron's book value is $178 million, or over $44 per share. This compares to the current price of about $35 per share.

  9.What was Ameron's cash flow for 1999?

    Ameron's cash flow, or EBITDA, has grown steadily over the past years, going from $32 million in 1992 to almost $65 million in 1999. With this level of cash flow, Ameron generates sufficient cash to support capital investment programs, pay dividends, repay debt and grow. As our businesses continue to grow, we anticipate cash flow to increase accordingly. Since 1992, EBITDA has grown from about $8.30 per share to about $16.00 per share in 1999.

 10.What is Ameron's dividend payout?

    Since 1992, our payout ratio has declined from around 84% to 23% today an indication of the strong earnings improvement in recent years. The dividend payout has been constant at $1.28 per share, or an approximate yield of 3.7%, based on the recent share price of $35.

 11.Why did you ultimately decide not to sell TAMCO?

    We had decided in mid-year 1998 to divest our 50% ownership interest in TAMCO to redeploy resources into more strategic businesses. However, the steel industry became depressed in late 1998 and early 1999, and steel companies pulled back on expansion plans and acquisitions in order to conserve cash and focus on current operations. Therefore, the interest level and the valuations of TAMCO, which was and is still operating at record levels, were not acceptable to us and our joint venture partners.

    We are very happy with TAMCO's continued progress and its long-term potential. We are continuing to invest to improve productivity and expand capacity through manufacturing efficiencies and upgrades. TAMCO has had three consecutive years of record earnings, and we expect another record in 2000.

    What is the status of the stock repurchase program that was authorized in 1998?

    A share repurchase program to buy back up to 10% of Ameron's shares (around 400,000 shares) was put in place in August 1998. To date, we have repurchased slightly over 38,000 shares. We must balance our repurchase program with our need for capital to support operations and strategic growth initiatives. Additionally, we are constrained by our lenders and financial covenants.

    What are your strategic initiatives?

    We have developed a clear, succinct strategic plan. First, we want to continue repositioning the Company toward high-performance businesses such as Coatings and Fiberglass-Composite Pipe and related businesses. Second, we will grow worldwide through alliances and acquisitions and new product developments, which will result in value-creating opportunities. Finally, we will protect our leading market positions and become the low-cost, highest-quality producer in each market we serve.

 14.What is your long-term outlook for Ameron?

    Long term, I am optimistic about the potential for each of our segments. We are the market leader in many of the markets in which we compete. Demographic projections indicate that the population of the western U.S. will grow by 30% between 2000 and 2010. These projections are the driving force for growth of our Concrete & Steel Pipe and Pole businesses. Additionally, our Coatings and Fiberglass-Composite Pipe businesses will benefit from a trend toward technical solutions to complex corrosion problems.

    Concrete & Steel Pipe is clearly the leader in water transmission
    systems in the western U.S.   Our Hawaiian operations play a similar
    role with aggregates and ready-mix concrete, as does our Pole business with concrete poles. Coatings and Fiberglass-Composite Pipe hold strong positions in selected niches such as marine and offshore, with a focused position in chemical, industrial and related markets. The demand in each of these businesses should be strong in the future. In the short term, we also expect Coatings and Fiberglass-Composite Pipe to show good improvements if oil prices continue to remain at current levels.

    I should also mention that we have initiated efforts to grow worldwide revenues and earnings of Coatings and Fiberglass-Composite Pipe through a more effective distribution network, more efficient logistics, and streamlining product offerings. At the same time, we are introducing new, advanced products, upgrading manufacturing facilities and strengthening the worldwide management organization.
    We recently overhauled the Coatings' sales and marketing organization to serve the market more aggressively with a focused approach that emphasizes market coverage and customer service.

    Again, I have confidence in the long-term potential of each operating unit. The Company's business mix, geographic reach, strong market positions, technological strengths, and quality of management worldwide lead me to conclude that the prospects for overall continued growth for Ameron are quite positive.

 15.How can you sustain growth?

    As I mentioned, I am optimistic about Ameron's long-term potential, especially given our market leadership positions. Our businesses are cyclical, but we have been able to restructure and manage the Company such that the overall results have continued to show steady and significant improvement. Each of our businesses has its own drivers. In Concrete & Steel Pipe, the market demand for water distribution will remain high for a number of years, especially as population
    shifts and grows in the western U.S.   A similar story applies to the
    Hawaiian and Pole businesses. In fact, the Hawaiian economy is just starting to show signs of recovering. In Pole Products, particularly in concrete poles for residential street lighting, we continue to penetrate new markets, such as in the Southeast and Southwest. Coatings and Fiberglass-Composite Pipe are just now picking up, so we expect good sustainable growth in these worldwide businesses. We also expect growth from a variety of innovative products, some of which have been recently introduced and others planned for introduction in 2000.

 16.Do you see acquisitions as a way to grow the Company?

    Long-term, acquisitions will be important to achieve our strategic objectives. We actively search for opportunities, but are very selective. We will not make acquisitions for the sake of making acquisitions. They must be strategic and provide a favorable return on investment.

 17.Have recent acquisitions met your expectations?

    Our most recent acquisition of any size was the Croda Coatings business in April 1998. Since then, we have fully integrated the business with Ameron's traditional coatings operation. A lot of attention was focused on restructuring the business, including downsizing, consolidating manufacturing and distribution, and revamping product lines. We have, in effect, overhauled the business, and we are now more focused and more competitive. The financial results are slightly behind our original projections, primarily because of poor regional market and economic conditions. Coatings markets have declined worldwide. Long term, we remain optimistic about the potential of the businesses in the U.K., Australia and New Zealand.

    Going in, we realized the need to reorganize and restructure this business, and that is why we did not pay a significant premium for it. If you look at other acquisitions in this field, buyers have paid much higher multiples of earnings. With the Croda Coatings acquisition we strategically expanded our coatings business geographically and broadened the markets we serve. In addition, we acquired valuable manufacturing technology, particularly in the area of computerized color mixing and control. Croda Coatings brought us several new market segments agriculture and construction equipment, wood coatings, fire-resistant coatings, and even coil and powder coatings in Australia and New Zealand.

 18.Can you discuss any recent new product developments?

    Ameron's principal focus is in technology for Coatings and Fiberglass-Composite Pipe. We hold a leading position and reputation in both businesses. Ameron invented and patented a novel class of polymers, which are hybrids of inorganic siloxanes with traditional organic polymers such as epoxies and acrylics. This is our PSX technology. This PSX polysiloxane technology has been expanded with the introduction of a single-pack acrylic PSX topcoat system that outperforms traditional polyurethanes. In Europe, we introduced a line of fire-retardant coatings and new plastic coatings for the automotive market. We also developed a breakthrough internal barrier coating for plastic drums. In Australasia, we completely overhauled the wood finishes product offering with the introduction of an advanced, pigmented wood finishes line. In Fiberglass, we used PSX to develop a line of adhesives for bonding phenolic-fiberglass, fire-resistant piping.

    Ameron's most significant technical advancement and market opportunity is the development and introduction of a high-pressure, fiberglass steel-strip-laminate pipe called SSL , which combines the strength of steel with the corrosion resistance of fiberglass. This new technology has been enthusiastically received and has the potential to make significant inroads into the sizable, worldwide high-performance pipe market. We are now in prototype production and expect to begin commercialization in 2000.

    In Concrete & Steel Pipe, our emphasis is on the use of advanced technology to improve productivity and manufacturing capabilities. Projects include implementation of automated laser weld-seam tracking and use of unique drive systems to enhance productivity of mortar-lining equipment. In Hawaii, we have introduced under the Islecrete brand a unique lightweight concrete for housing structures, which is being specified for residential, commercial and military construction. Our Pole Products business is using technology and innovation to develop fiberglass lighting and distribution poles, both new market opportunities.

    Ameron's future success depends on how well we use technology to develop new products and improve manufacturing efficiencies and capabilities.

 19.How much does Ameron invest in technology?

    Ameron spent nearly $4.3 million in 1999 on R&D. Our R&D budgets differ significantly by business, but most of our R&D efforts are focused in Coatings and Fiberglass-Composite Pipe.

 20.What are your expectations for capital investments for the next couple of years?

    To support and grow the businesses, we plan to invest $15 to $25 million per year on capital projects. The last couple of years we purchased two strategic properties (in Hawaii and California); therefore, our capital expenditures were higher. The property investments eliminated an element of risk to operations and reduced costs.

 21.What is your forecast for 2000?

    We are optimistic about Ameron's long-term growth potential and expect an overall improvement from operations in 2000. However, this improvement is not expected until the second half of 2000; and the first half of 2000 is expected to be slower than in 1999. The recent strong performance of the Concrete & Steel Pipe segment should moderate based on the timing of new orders; however, Construction & Allied Products should continue to experience steady growth. We expect the Coatings and Fiberglass-Composite Pipe segments to benefit from the recovery of their major markets as customers react to higher oil prices and increase capital and maintenance spending. Conditions remain favorable for our joint-venture companies, including TAMCO.

 22.What are analysts' expectations for 2000?

    Analysts expect earnings in the range of $5.55 to $5.65 per share, excluding unusual items. Again, earnings totaled $5.33 per share in 1999, excluding nonrecurring gains.

 23.What risks to the business do you see in the next few years?

    The principal short-term risk is the recovery of oil-related industries. By recovery, I mean the oil and chemical companies begin to fund expansion and maintenance programs. Our Fiberglass-Composite Pipe and Coatings businesses declined in 1999 because of the lingering impact of the fall of oil prices in 1998. The strength of our Concrete & Steel Pipe and Construction & Allied Pipe businesses more than offset the decline. Going forward, Concrete & Steel Pipe is expected to slow. Therefore, to maintain the consolidated earnings level of 1999, both Fiberglass-Composite Pipe and Coatings must improve.

    The current level of oil prices has historically benefited both Fiberglass-Composite Pipe and Coatings, and we expect to see an improvement later in 2000. However, if our customers who are tied to oil prices do not increase spending because of industry consolidations or because of a perception that the current oil-price level is not sustainable, spending on maintenance and capital projects could remain lower than we anticipate.

    Why is Ameron not followed by more investment analysts?

    Few analysts are interested in companies of our size or in our industries. Ameron is a micro-cap company, and micro-cap companies have not benefited in the stock market, as have large-cap companies. Also, value stocks and stocks in the manufacturing sector in general have not been rewarded by Wall Street. There is definitely an investor bias toward high-technology companies, and funds have shifted from traditional value companies to the technology and growth stocks. We are hurt by the lack of visibility and lack of analyst coverage.
    As earnings continue to grow, we expect the investor community to become more interested.


 25.Do you think Ameron is fairly valued today?

    Ameron is, by any measure, undervalued. We are convinced that, as superior performance continues, investors will be rewarded. Our trailing P/E ratio stands at only 6.6. Currently, the market only seems to reward technology and Internet stocks. As the market corrects its bias against small stocks and against basic industries, Ameron's value should increase. Long term,I believe that our consistently improving earnings performance will be recognized in a P/E multiple much higher than at present.




James S. Marlen


Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to Ameron's estimated or anticipated future results are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economics worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.